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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE
(Monday, February 5, 2001)


CONTACTS:
Tyco
Investor Relations            Media Relations
Jack Blackstock               Judith Czelusniak
Senior Vice President         Senior Vice President
(212) 424-1344                (561) 988-7424

Scott Technologies
Robert Berick
Director, Corporate Communications and Investor Relations
(216) 896-1416


                       TYCO TO ACQUIRE SCOTT TECHNOLOGIES

      Acquisition Will Have Immediate Positive Impact on Tyco's Earnings;
             Broadens Product Line of Tyco Fire & Security Services
                     and Provides Recurring Revenue Stream

Pembroke, Bermuda and Cleveland, Ohio (February 5, 2001) -- Tyco International Ltd. (NYSE: TYC; LSE: TYI; BSX: TYC), a diversified manufacturing and service company, and Scott Technologies, Inc. (NASD: SCTT), a designer and manufacturer of respiratory systems and other life-saving devices for the firefighting and aviation markets, today announced that they have entered into a definitive merger agreement pursuant to which a subsidiary of Tyco will acquire Scott Technologies. Scott Technologies stockholders will receive Tyco shares valued at $23.00 for each share of Scott Technologies. The transaction is valued at approximately $400 million.

Scott Technologies' products include Health & Safety equipment, which consists of air supplied, air-purifying and gas detection products for firefighting and industrial applications; as well as Aviation and Government equipment, including on-board oxygen systems for crew and passengers of commercial, government and private aircraft. Scott Technologies has expected 2000 revenues of approximately $255-$260 million.

According to L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer, "This transaction will be immediately accretive to Tyco's earnings per share and will generate positive operating cash flows. Scott Technologies, which is a leader in its markets, will add significant recurring revenue to Tyco Fire & Security Services. Scott's equipment is sold to many customers of the Tyco Fire & Security Services group, providing complementary products through a common distribution channel. The addition of Scott will broaden the product line of Tyco Fire & Security Services, providing a strong platform for organic growth outside North America."
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Mr. Kozlowski stated, "Tyco has a history of success in building leadership positions in the Fire & Security Services area. Tyco's acquisition of Scott Technologies is the next step in our ongoing strategy to increase recurring service revenue at Tyco Fire & Security Services. In addition, Scott provides Tyco with a high-quality product line that is an excellent extension of our fire protection business.

"Our past acquisitions in Tyco Fire & Security Services have achieved strong top line growth and operating efficiencies. We expect that the integration of Scott Technologies with Tyco Fire & Security Services will provide manufacturing, distribution and service synergies, resulting in ongoing positive benefits for Tyco shareholders," Mr. Kozlowski continued.

Mark A. Kirk, President and Chief Executive Officer of Scott, stated, "Over the past two years, Scott has achieved tremendous financial and operational success. However, with our industry entering a period of significant consolidation, size and scale will be increasingly important. Therefore, we decided to seize this opportunity to become a part of Tyco, a strong company with a diverse product offering and substantial international market reach. This transaction allows us to further enhance value and liquidity for our stockholders, who will have the opportunity to participate in the future of Tyco."

The transaction, which will be accounted for as a purchase, is contingent upon customary regulatory review and approval by Scott Technologies stockholders. The Boards of Directors of both companies have approved the transaction, which is expected to be tax-free for the stockholders of Scott. Under the terms of the agreement, Scott stockholders will receive Tyco shares equivalent to $23.00 for each share of Scott Technologies. The number of Tyco shares they receive will be based on the volume weighted average prices of Tyco shares on the New York Stock Exchange as reported by Bloomberg Financial Markets for the five consecutive trading days ending on the fourth trading day immediately preceding the date of the stockholder vote.

ABOUT TYCO FIRE & SECURITY SERVICES
Tyco Fire & Security Services is one of the major businesses of Tyco International Ltd. Tyco Fire & Security Services designs, manufactures, installs and services electronic security systems, fire protection, detection and suppression systems, sprinklers and fire extinguishers. Tyco Fire & Security Services includes more than 60 brands, which are distributed in markets across the globe.

ABOUT TYCO INTERNATIONAL LTD.
Tyco International Ltd. (NYSE: TYC; LSE: TYI; BSX: TYC) is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services, and the world's largest manufacturer of flow control valves. Tyco also holds strong leadership positions in disposable medical products, diagnostic imaging, bulk pharmaceuticals, wound closure products, plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2000 sales of $28.9 billion.
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Forward-Looking Information
This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: expected date of closing the acquisition; future financial and operating results; and timing and benefits of the acquisition.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to obtain, or meet conditions imposed for, governmental approvals for Tyco's acquisition of Scott Technologies; failure of the Scott stockholders to adopt the agreement providing for Tyco's acquisition of Scott; the risk that the businesses of Tyco and Scott Technologies will not be integrated successfully; and other economic, business, competitive and/or regulatory factors affecting Tyco's and Scott Technologies' businesses generally.

More detailed information about these factors is set forth in Tyco's and Scott's filings with the Securities and Exchange Commission, including Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and Scott's Annual Report on Form 10-K for the fiscal year ended December 31,1999 and its most recent quarterly report on Form 10-Q, as amended. Tyco and Scott are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

                                     # # #

Investors and security holders are advised to read the proxy statement/ prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Tyco International Ltd. and Scott Technologies, Inc. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Tyco and Scott Technologies at the Commission's web site at www.sec.gov. The proxy statement/prospectus and such other documents may also be obtained from Tyco or from Scott Technologies by directing such request to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, tel: (441) 292-8674; or to Scott Technologies, Inc., Attention: Corporate Secretary, One Chagrin Highlands, 2000 Auburn Drive, Suite 400, Beachwood, Ohio 44122, tel: (216) 464-6153.

Scott Technologies and certain other persons referred to below may be deemed to be participants in the solicitation of proxies of Scott Technologies' stockholders to adopt the agreement providing for Tyco's acquisition of Scott Technologies. The participants in this solicitation may include the directors and executive officers of Scott Technologies, who may have an interest in the transaction, including as a result of holding stock or options of Scott Technologies. A
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detailed list of the names and interests of Scott Technologies' directors and executive officers is contained in Scott Technologies' Proxy Statement for its Annual Meeting, held on May 25, 2000, which may be obtained without charge at the Commission's web site at www.sec.gov.

                                     # # #
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     Investors and stockholders are advised to read the proxy
statement/prospectus regarding the business combination with Tyco when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Tyco International Ltd. and Scott Technologies, Inc. and stockholders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Tyco and Scott by directing such request to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, tel: (441) 291-8674; or to Scott Technologies, Inc., Attention:Corporate Secretary, One Chagrin Highlands, 2000 Auburn Drive, Suite 400, Beachwood, Ohio 44122, tel. (216) 464-6153.

     Information about Scott's participants in the solicitation, and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint filing by Tyco and Scott under SEC Rule 425 and Rule 14a-12 on February 5, 2001.